Exhibit 99.8

CONSENT OF DIRECTOR NOMINEE

In accordance with Rule 438 promulgated under the Securities Act of 1933, I hereby consent to being named in the Registration Statement on Form F-4 (File No. 333-206365) of Nokia Corporation (the “Company”), and any amendment or supplement thereto (the “Registration Statement”), as a person who is to become a director of the Company, subject to the approval of the shareholders of the Company and to the Completion of the Exchange Offer (as such term is defined in the Registration Statement) to all references to me in connection therewith, and to the filing of this consent as an exhibit to the Registration Statement.

Date: September 26, 2015

/s/ Olivier Piou
Name: Olivier Piou